Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Completion of StonePoint Materials Acquisition and Issuance of $400 Million of Senior Notes
–StonePoint Materials Acquisition Expands Footprint in Texas and Louisiana and Provides Entry into New Markets in Tennessee, Kentucky, Pennsylvania, and West Virginia
–Adds Pipeline of Organic Growth Opportunities and Bolt-on Acquisitions
–Debut 4.375% $400 Million Senior Notes Offering Provides Attractive Long-Term Acquisition Financing

DALLAS, Texas - ARCOSA, Inc. - April 9, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that it has completed the previously announced acquisition of StonePoint Ultimate Holding, LLC and affiliated entities (“StonePoint”) from an affiliate of Sun Capital Partners for $375 million.

StonePoint is one of the 25 largest aggregates companies in the United States, with approximately 9 million tons of annual production across 20 locations, and more than 40 years of reserve life. StonePoint operates in three regions: Gulf Coast (Texas, Louisiana, Mississippi), Tennessee/Kentucky, and Pennsylvania/West Virginia. Approximately 80% of StonePoint’s EBITDA is generated from aggregates, while the remaining 20% is earned from asphalt and other services. StonePoint is expected to earn at least $30 million of Adjusted EBITDA in Full Year 2021.

The acquisition was funded with proceeds from the previously announced private offering of $400 million of 4.375% senior unsecured notes that closed on April 6, 2021. The notes have a term of eight years and are callable after year three. The Company and the notes were assigned a first-time rating of BB by S&P Global Ratings and Ba2 by Moody’s Investors Services.

Antonio Carrillo, President and Chief Executive Officer, commented, “We are excited to complete the acquisition of StonePoint Materials, a premier, scaled aggregates platform that continues Arcosa’s repositioning towards a higher margin, higher growth, and infrastructure-focused portfolio. The acquisition adds a pipeline of organic growth opportunities and bolt-on acquisitions in attractive new geographies, as well as a top-notch operating team with extensive experience in construction materials.”

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Carrillo continued, “We are also pleased to execute our inaugural debt issuance of $400 million in senior notes. Arcosa’s debut offering was well-received by fixed income investors and provides an attractive source of long-term capital. Our balance sheet and liquidity remain strong after the acquisition, and we look forward to integrating StonePoint and continuing to look for other disciplined capital allocation opportunities in attractive infrastructure markets.”

The acquisition is expected to be accretive to Arcosa’s earnings and margins in 2021. The Company plans to update its fiscal 2021 revenue and Adjusted EBITDA guidance for the acquisition in connection with the release of its first quarter earnings.

The notes and the related guarantees were offered and sold only to persons reasonably believed to be “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes and the related guarantees have not been registered for sale under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the notes or any other securities, and shall not constitute an offer to sell, solicitation of an offer to buy, or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees' ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions, or failure to achieve the expected benefits of acquisitions; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing

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technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2020,and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

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